Exhibit 99(b)

                               HECHINGER COMPANY
                          CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)

                                              (unaudited)
                                             JULY 29, 1995      JAN. 28, 1995
                                             --------------     --------------
 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents                    $     20,238       $     26,252
 Marketable securities at fair value                78,765             68,911
 Merchandise inventories                           427,716            453,529

 Other current assets                               68,281             66,742
                                             --------------     --------------

 Total Current Assets                              595,000            615,434




 PROPERTY, FURNITURE AND EQUIPMENT, NET            533,576            504,132




 COST IN EXCESS OF NET ASSETS ACQUIRED, NET         54,582             55,421




 LEASEHOLD ACQUISITION COSTS, NET                   50,233             52,541



 OTHER ASSETS                                       28,468             33,701
                                             --------------     --------------

 TOTAL ASSETS                                 $  1,261,859       $  1,261,229
                                             ==============     ==============


                                                        (unaudited)
                                                       JULY 29, 1995     JAN. 28, 1995
                                                       --------------    --------------
LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts payable and accrued expenses                   $    323,023      $    327,587
Income taxes payable                                           7,997            10,493
Current portion of long-term debt and capital lease
     obligations                                               3,610             3,453
                                                       --------------    --------------

Total Current Liabilities                                    334,630           341,533

LONG-TERM DEBT                                               384,440           384,969
CAPITAL LEASE OBLIGATIONS                                     17,115            18,408
DEFERRED RENT                                                 27,833            26,846
OTHER LONG-TERM LIABILITIES                                    8,200             8,200

STOCKHOLDERS' EQUITY
Class A common stock, $.10 par value; authorized
     50,000,000 shares; issued 30,848,707 and
     30,797,512                                                3,085             3,080
Class B common stock, $.10 par value, authorized
     30,000,000 shares; issued 11,475,803 and
     11,518,729                                                1,148             1,152
Additional paid-in capital                                   238,248           238,182
Retained earnings                                            248,910           240,919
Unearned compensation                                         (1,125)           (1,553)
Less treasury stock at cost, 29,249 and 17,213 Class A
     common shares and 14,497 and 14,497 Class B
     common shares                                              (625)             (507)
                                                       --------------    --------------
TOTAL STOCKHOLDERS' EQUITY                                   489,641           481,273
                                                       --------------    --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $  1,261,859      $  1,261,229
                                                       ==============    ==============


 See notes to consolidated financial statements.


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